Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Kyphon Inc.:

We have completed integrated audits of Kyphon Inc.’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the accompanying index, present fairly, in all material respects, the financial position of Kyphon Inc. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the Notes to Consolidated Financial Statements, the Company changed the manner in which it accounts for stock-based compensation in 2006.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 8, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

San Jose, California

February 28, 2007

KYPHON INC.

CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share amounts)

	Year Ended December 31,
	2006	2005	2004
Net sales	$407,790	$306,082	$213,414
Cost of goods sold	52,176	35,843	24,734

Gross profit	355,614	270,239	188,680

Operating expenses:
Research and development	39,971	46,383	22,238
Sales and marketing	194,057	144,768	106,103
General and administrative	60,351	34,951	25,972
Total operating expenses	294,379	226,102	154,313

Income from operations	61,235	44,137	34,367
Interest income	8,960	3,998	1,314
Other income (expense), net	527	(19)	(64)

Income before income taxes	70,722	48,116	35,617
Provision for income taxes	30,990	18,280	13,900
Net income	$39,732	$29,836	$21,717

Net income per share:
Basic	$0.89	$0.70	$0.54
Diluted	$0.86	$0.66	$0.50

Weighted-average shares outstanding:
Basic	44,436	42,803	40,449
Diluted	46,313	45,336	43,670

The accompanying notes are an integral part of these consolidated financial statements.

KYPHON INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$81,939	$76,149
Investments	120,214	118,324
Accounts receivable, net of allowances of $1,864 in 2006 and $1,577 in 2005	73,859	55,480
Inventories	11,869	9,265
Prepaid expenses and other current assets	7,520	5,899
Deferred tax assets	6,072	10,488
Total current assets	301,473	275,605

Property and equipment, net	27,590	15,977
Goodwill and other intangible assets, less accumulated amortization of $1,232 in 2006 and $88 in 2005	14,742	15,377
Deferred tax assets	14,955	6,749
Other assets	69,846	2,924
Total assets	$428,606	$316,632

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,447	$9,308
Accrued liabilities	62,980	49,793
Total current liabilities	73,427	59,101

Other liabilities	10,479	7,475
Total liabilities	83,906	66,576

Commitments and contingencies (Notes 4, 5 and 7)

Stockholders’ equity:
Preferred stock, par value: $0.001
Authorized: 5,000 shares; none issued and outstanding	—	—
Common stock, par value: $0.001
Authorized: 120,000 shares
Issued: 44,969 shares in 2006 and 43,843 shares in 2005
Outstanding: 44,939 shares in 2006 and 43,813 shares in 2005	45	44
Additional paid-in capital	284,672	231,312
Treasury stock, at cost: 30 shares in 2006 and 2005	(201)	(201)
Deferred stock-based compensation	—	(116)
Accumulated other comprehensive income	1,607	172
Retained earnings	58,577	18,845
Total stockholders’ equity	344,700	250,056
Total liabilities and stockholders’ equity	$428,606	$316,632

The accompanying notes are an integral part of these consolidated financial statements.

KYPHON INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$39,732	$29,836	$21,717
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for accounts receivable allowances	714	1,366	737
Provision for excess and obsolete inventories	2,136	757	158
Depreciation and amortization	6,674	4,274	2,817
Deferred tax assets	(2,957)	(3,764)	4,080
Loss on disposal of property and equipment	220	182	93
Tax benefit related to stock-based compensation plans	4,198	18,517	8,741
Excess tax benefit related to stock-based compensation plans	(4,392)	—	—
Stock-based compensation	29,143	3,091	3,852
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(16,865)	(16,408)	(17,581)
Inventories	(7,333)	552	(5,127)
Prepaid expenses and other current assets	(1,466)	(1,270)	343
Other assets	(4,647)	939	(1,975)
Accounts payable	944	3,898	(40)
Accrued liabilities	6,808	26,264	9,030
Other liabilities	1,945	(358)	4,156
Net cash provided by operating activities	54,854	67,876	31,001

Cash flows from investing activities:
Acquisition of property and equipment	(11,905)	(8,025)	(9,650)
Maturities and sales of investments	202,843	38,600	19,945
Purchases of investments	(204,385)	(129,030)	(21,523)
Disc-O-Tech acquisition deposits	(60,000)	—	—
Other investments and acquisitions, net of cash	(2,238)	(2,448)	—
Net cash used in investing activities	(75,685)	(100,903)	(11,228)

Cash flows from financing activities:
Proceeds from issuance of common stock	6,286	4,697	3,421
Proceeds from exercise of stock options	13,850	17,597	6,361
Excess tax benefit related to stock-based compensation plans	4,392	—	—
Net cash provided by financing activities	24,528	22,294	9,782
Effect of foreign exchange rate changes on cash	2,093	(354)	187
Net increase (decrease) in cash and cash equivalents	5,790	(11,087)	29,742
Cash and cash equivalents at beginning of year	76,149	87,236	57,494
Cash and cash equivalents at end of year	$81,939	$76,149	$87,236

Supplementary disclosure of non-cash investing and financing activities:
Capitalized building and related capitalized interest	$5,038	$—	$—
Lease financing liability	$4,992	$—	$—
Write-off of fully depreciated property and equipment	$2,442	$847	$187

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$100	$—	—
Cash paid during the year for income taxes	$32,282	$1,696	$400

The accompanying notes are an integral part of these consolidated financial statements.

KYPHON INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-In Capital	Treasury Stock	Deferred Stock-Based Compensation	Accumulated Other Comprehensive Income	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance at January 1, 2004	39,440	$39	$171,359	$(201)	$(6,435)	$2,196	$(32,708)	$134,250
Exercise of stock options	1,542	2	6,359	—	—	—	—	6,361
Issuance of common stock under employee stock purchase plan	338	—	3,421	—	—	—	—	3,421
Issuance of common stock upon exercise of warrants	5	—	—	—	—	—	—	—
Tax benefits from exercise of common stock options	—	—	8,741	—	—	—	—	8,741
Deferred stock-based compensation, net of cancellations	—	—	(470)	—	470	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	2,923	—	—	2,923
Non-employee stock-based compensation	—	—	—	—	929	—	—	929
Components of other comprehensive income:
Changes in unrealized gains (losses) on available-for sale investments, net of taxes	—	—	—	—	—	(73)	—	(73)
Cumulative translation adjustments	—	—	—	—	—	1,366	—	1,366
Net income	—	—	—	—	—	—	21,717	21,717
Total comprehensive income								23,010
Balance at December 31, 2004	41,325	41	189,410	(201)	(2,113)	3,489	(10,991)	179,635
Exercise of stock options	2,174	2	17,595	—	—	—	—	17,597
Issuance of common stock under employee stock purchase plan	314	1	4,696	—	—	—	—	4,697
Tax benefits from exercise of common stock options	—	—	18,517	—	—	—	—	18,517
Deferred stock-based compensation, net of cancellations	—	—	(165)	—	165	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	1,832	—	—	1,832
Non-employee stock-based compensation	—	—	1,259	—	—	—	—	1,259
Components of other comprehensive income:
Changes in unrealized gains (losses) on available-for sale investments, net of taxes	—	—	—	—	—	(90)	—	(90)
Cumulative translation adjustments	—	—	—	—	—	(3,227)	—	(3,227)
Net income	—	—	—	—	—	—	29,836	29,836
Total comprehensive income								26,519
Balance at December 31, 2005	43,813	44	231,312	(201)	(116)	172	18,845	250,056
Exercise of stock options	875	1	13,849	—	—	—	—	13,850
Issuance of common stock under employee stock purchase plan	251	—	6,286	—	—	—	—	6,286
Tax benefits from exercise of common stock options	—	—	4,198	—	—	—	—	4,198
Deferred stock-based compensation, net of cancellations	—	—	(116)	—	116	—	—	—
Stock-based compensation	—	—	29,143	—	—	—	—	29,143
Components of other comprehensive income:
Changes in unrealized gains (losses) on available-for sale investments, net of taxes	—	—	—	—	—	140	—	140
Cumulative translation adjustments	—	—	—	—	—	1,295	—	1,295
Net income	—	—	—	—	—	—	39,732	39,732
Total comprehensive income								41,167
Balance at December 31, 2006	44,939	$45	$284,672	$(201)	$—	$1,607	$58,577	$344,700

The accompanying notes are an integral part of these consolidated financial statements.

KYPHON INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

Kyphon Inc. (“Kyphon” or the “Company”) is a medical device company focused on the design, manufacture and marketing of instruments used in minimally invasive therapies by surgeons and their patients for the treatment and restoration of spinal anatomy. The Company is currently commercializing surgical tools that use its proprietary balloon technologies for the repair of spinal fractures. The Company markets its products through sales representatives in North America, and through a combination of sales representatives, distributors and agents in its international markets. The Company is headquartered in Sunnyvale, California, has subsidiaries in many countries in Europe, as well as in Canada, Japan, Australia and South Africa.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation and Foreign Currency Translation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

The Company analyzes the functional currency determination for its international subsidiaries on an annual basis, or more often as necessary. For the Company’s international subsidiaries which use their local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and revenue and expense accounts at average exchange rates during the period. Resulting translation adjustments are recorded directly to cumulative comprehensive income. Translation adjustments resulting from the process of remeasuring into the United States dollar from the foreign currency financial statements of the Company’s wholly owned subsidiaries, for which the United States dollar is the functional currency, are included in other income (expense), net.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.  Cash and cash equivalents include money market funds, corporate notes and commercial paper.  Cash equivalents comprised commercial paper and corporate notes in the amounts of $25,906,000 and $7,251,000, as of December 31, 2006 and 2005, respectively.  Cash equivalents are classified as available-for-sale and therefore are carried at fair market value. Related unrealized gains and losses were insignificant as of December 31, 2006 and 2005.

Investments

Restricted Cash. Under the terms of one of its facility leases, the Company is required to issue an irrevocable standby letter of credit to the lessor for the term of the facility lease. The letter of credit is secured by a certificate of deposit in the amount of $1,105,000 which was classified within other assets as of December 31, 2006 and 2005.

Available-for-Sale. All marketable investments are classified as available-for-sale and therefore are carried at fair market value. Unrealized gains and losses, net of taxes, are reported as a separate component of stockholders’ equity. Realized gains and losses on the sale of all such investments are reported in earnings and computed using the specific identification cost method and were insignificant for the years ended December 31, 2006, 2005 and 2004. All of the Company’s investments as of December 31, 2006 have maturities of one year or less. The Company’s available-for-sale investments are summarized as follows (in thousands):

	December 31,
	2006	2005
Asset-backed securities	$6,249	$29,441
Variable-rate demand notes (1)	113,965	—
U.S. government and agency securities	—	6,506
Corporate debt secruities	—	82,377
Total short-term investments	$120,214	$118,324

	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2006
Asset-backed securities	$6,248	$1	$—	$6,249
Variable-rate demand notes	113,965	—	—	113,965
Total short-term investments	$120,213	$1	$—	$120,214
December 31, 2005
Asset-backed securities	$29,474	$—	$(33)	$29,441
U.S. government and agency securities	6,509	—	(3)	6,506
Corporate debt securities	82,575	—	(198)	82,377
Total short-term investments	$118,558	$—	$(234)	$118,324

(1)

Variable-rate securities are securities with perpetual maturities that are structured with short-term reset dates of generally 7 days. At the end of the reset period, investors can sell or continue to hold the securities at par.

The following table summarizes the estimated fair value of our securities held in short-term investments classified by the stated maturity date of the security (in thousands):

As of December 31, 2006
Due within 1 year	$6,249
Due from 1 year through 5 years	—
Due from 5 years through 10 years	—
Due after 10 years	113,965
Total short-term investments	$120,214

Investments in Other Entities. In August 2006, the Company invested $2,238,000 in a privately held company that designs and develops devices for posterior fusion and dynamic stabilization of the lumbar spine. The investment is accounted for under the cost method of accounting and is included in other assets in the Company’s consolidated balance sheet as of December 31, 2006. The Company will monitor this investment for impairment and make appropriate reductions in carrying value if the Company determines that an impairment charge is required based primarily on the financial condition and near-term prospects of the company. As of December 31, 2006, the Company has determined that an impairment charge is not required.

Accounts Receivable Allowances

The Company estimates allowances for doubtful accounts and for product returns. Specifically, the Company makes estimates on the collectibility of customer accounts receivable and product returns based primarily on an analysis of historical trends and experience and changes in customers’ financial condition. The Company uses its judgment, based on the best available facts and circumstances, and records an allowance against amounts due to reduce the receivable to the amount that is expected to be collected. These allowances are reevaluated and adjusted as additional information is received that impacts the amount reserved.

Inventories

Inventories are stated at the lower of cost or market. Cost is computed on a first-in, first-out basis. The Company provides inventory allowances based on excess and obsolete inventories determined primarily by future demand forecasts. The allowance is measured as the difference between the cost of the inventory and market based upon assumptions about future demand and charged to the provision for inventory, which is a component of cost of goods sold. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Depreciation and Amortization

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally two to five years. Amortization of leasehold improvements is provided on a straight-line basis over the life of the related asset or the lease term, if shorter. Upon the sale or retirement of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in other income (expense), net. Repairs and maintenance expenses are expensed as incurred.

Asset Retirement Obligations

The fair value of the asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. In addition, the associated asset retirement cost is added to the carrying amount of the associated asset and this additional carrying amount is amortized over the life of the asset. The Company’s asset retirement obligations are associated with its commitment to return property subject to operating leases in London, UK, Brussels, Belgium, and Sunnyvale, California to original condition upon lease termination. The Company estimated that gross expected future cash flows of approximately $894,000 would be required to fulfill these obligations.

As of December 31, 2006, the Company has recorded asset retirement obligations of approximately $669,000 and a corresponding increase in leasehold improvements. This amount represents the present value of expected future cash flows associated with returning the leased properties to original condition. A portion of this amount is subject to foreign exchange rate fluctuations and has been translated using the exchange rate at December 31, 2006. The leasehold improvements are being amortized to depreciation expense over the term of the lease. Related amortization expense was approximately $135,000, $61,000 and $39,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Goodwill and Other Intangible Assets

The Company is amortizing its acquired intangible assets on a straight line basis over a five to ten year period. No amortization of goodwill has been recorded. Instead, the Company performs an impairment assessment by applying a fair-value based test on an annual basis, or more frequently if changes in circumstances or the occurrence of events suggest the remaining value is not recoverable. The annual goodwill impairment analysis is completed in the first quarter of each year. To date there has been no impairment of goodwill. There have been no events or changes in circumstances subsequent to the Company’s annual tests which may indicate the asset is impaired.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment annually and whenever events or changes in circumstances indicate that the carrying value of an asset may not be recovered. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. Through December 31, 2006, there have been no such impairments.

Treasury Stock

In November 2002, the Board of Directors approved a stock repurchase program pursuant to which up to 2,000,000 shares of the Company’s outstanding common stock may be repurchased from time to time. The duration of the repurchase program is open-ended. Under the program, the Company may purchase shares of common stock through open market transactions at prices deemed appropriate by management and the Board of Directors. As of December 31, 2006 and 2005, the Company held 30,000 shares of treasury stock. Treasury stock is accounted for using the cost method.

Accounting for Stock-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases based on estimated fair values. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period for each separately vesting tranche of the award.  The Company elected to adopt the modified prospective application method as provided by SFAS No. 123(R).  Accordingly, previously reported amounts have not been restated. The Company also elected to use the method described in paragraph 81 of SFAS No. 123(R) (the “long form” method) for the calculation of its pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123(R). Employee stock-based compensation expense recognized under SFAS No. 123(R) for the year ended December 31, 2006 was $27,625,000.

The Company estimates the value of employee stock options on the date of grant using a binomial-lattice model. The binomial-lattice model used by the Company to value employee stock options on the date of grant considers a range of assumptions related to volatility, risk-free interest rate and employee exercise behavior. Expected volatilities are based on a blend of implied market volatilities, historical and peer group volatilities. The risk-free rate is derived from the U.S. Treasury zero-coupon yield curve in effect at the time of grant over the contractual term of the option. The binomial-lattice model also incorporates exercise and forfeiture assumptions based on an analysis of historical data. The expected life of the stock option grants is derived from the output of the binomial-lattice model and represents the period of time that options granted are expected to be outstanding.

The following table shows total stock-based compensation expense for the year ended December 31, 2006, 2005 and 2004 (in thousands):

	Year Ended December 31,
	2006	2005	2004
Cost of goods sold	$1,337	$124	$317
Research and development	3,876	790	903
Sales and marketing	11,596	797	1,324
General and administrative	10,816	121	380
	$27,625	$1,832	$2,924

The effect of adopting SFAS No. 123(R) was as follows (in thousands, except per share amounts):

Year Ended December 31, 2006
Stock-based compensation by type of award:
Employee stock options	$24,473
Employee stock purchase rights	3,152
Total stock-based compensation expense	27,625
Tax effect on stock-based compensation	(8,478)
Net effect on net income	$19,147

Effect on net income per share:
Basic	$0.43
Diluted	$0.41

As of December 31, 2006, stock-based compensation charges of approximately $150,000 were capitalized as inventory.

During the year ended December 31, 2005 and 2004, the Company recognized employee stock-based compensation expense of $1,832,000 and $2,924,000, respectively, under APB No. 25 related to stock options previously issued with exercise prices below the deemed fair market value of the Company’s common stock at the date of grant. Upon the adoption of SFAS No. 123(R) on January 1, 2006, the Company recorded a cumulative effect adjustment to eliminate the remaining unrecognized deferred stock-based compensation of approximately $116,000 against additional paid-in capital. The Company did not record a cumulative effect adjustment to record estimated forfeitures for these stock-based awards upon the adoption of SFAS No. 123(R) as it was not significant.

Prior to the adoption of SFAS No. 123(R), the Company used the intrinsic value method in accounting for its employee stock options, and presented disclosure of pro forma information as if the Company had accounted for stock-based compensation using the fair value method of each option on the date of grant as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2005	2004
Net income, as reported	$29,836	$21,717
Add: Stock-based employee compensation expense included in reported net income, net of taxes	1,136	1,784
Deduct: Total stock-based employee compensation expense, determined under fair value based method for all awards, net of taxes	(15,698)	(9,897)
Pro forma net income	$15,274	$13,604

Net income per share
Basic:
As reported	$0.70	$0.54
Pro forma	$0.36	$0.34

Diluted:
As reported	$0.66	$0.50
Pro forma	$0.34	$0.31

Valuation Assumptions

The weighted-average assumptions used are as follows:

	Year Ended December 31,
	Employee Stock Options
	2006	2005	2004
Risk-free interest rate	4.82%	3.97%	3.04%
Expected volatility	45%	51%	62%
Expected life (in years)	5.1	3.6	4.0
Dividend yield	—	—	—
Fair value per option granted	$14.58	$12.36	$12.61

	Employee Stock Purchase Plan
	2006	2005	2004
Risk-free interest rate	4.75%	3.21%	1.22%
Expected volatility	37%	58%	66%
Expected life (in years)	0.7	1.3	1.5
Dividend yield	—	—	—
Fair value per share purchase	$10.98	$11.96	$6.80

As of December 31, 2006, the Company had an unrecorded stock-based compensation balance related to stock options of approximately $25,341,000 after estimated forfeitures, which will be recognized over an estimated weighted-average remaining requisite service period of 2.6 years.  As of December 31, 2006, the unrecorded stock-based compensation balance related to employee stock purchase rights was $119,000, which will be recognized in January 2007. During the year ended December 31, 2006, the Company granted approximately 1,883,000 stock options with an estimated total grant-date fair value of approximately $27,451,000.

Non-Employee Stock-Based Compensation

The Company accounts for equity instruments issued to non-employees at their fair value on the measurement date. The Company uses the Black-Scholes option pricing model to measure the value of the options granted to non-employees at each vesting date to determine the appropriate charge to stock-based compensation. The options generally vest ratably over four years. The values attributable to these options have been amortized over the service period on a graded vesting method. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. The Company recognized stock-based compensation expense related to non-employee options as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Research and development	$1,045	$159	$231
Sales and marketing	323	619	36
General and administrative	—	481	662
	$1,368	$1,259	$929

Concentrations of Credit Risk and Other Risks and Uncertainties

The Company’s cash and cash equivalents are maintained with several financial institutions. Deposits in those institutions may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal credit risk.

For financial instruments consisting of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities included in the Company’s financial statements, the carrying amounts approximate fair value due to their short maturities. Estimated fair values for marketable securities, which are separately disclosed elsewhere, are based on quoted market prices for the same or similar instruments.

The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. No customer accounted for more than 10% of total net sales for the years ended December 31, 2006, 2005 and 2004. No customer accounted for more than 10% of total accounts receivable at December 31, 2006 and 2005.

The Company receives certain of its components from sole suppliers. Additionally, the Company relies on certain contract manufacturers and suppliers to provide manufacturing services for its products.

The Company is subject to risks common to companies in the medical device industry including, but not limited to, new technological innovations, dependence on key personnel and suppliers, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance and reimbursement of products, product liability and the need to obtain additional financing.

Revenue Recognition

The Company’s revenue consists primarily of the sale of its products to customers and distributors. Revenue is considered to be realized or realizable and earned when all of the following criteria are met: persuasive evidence of a sales arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectibility is reasonably assured. These criteria are generally met at the time of shipment when the risk of loss and title passes to the customer or distributor. Allowances are established for product returns based upon historical trends and are recorded as a reduction to revenue.

Shipping and Handling of Products

Amounts billed to customers for shipping and handling of products is included in net sales and was approximately $1,463,000, $1,151,000 and $766,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Costs incurred related to shipping and handling of products are included in cost of goods sold.

Research and Development

Research and development costs, including new product development programs, regulatory compliance, and clinical research are expensed as incurred.

Advertising Costs

Advertising costs, included in sales and marketing expenses, are expensed as incurred. Advertising costs were approximately $4,313,000, $4,934,000 and $3,515,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Income Taxes

The Company accounts for income taxes under the asset and liability method whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.

Comprehensive Income

The components of other comprehensive income are as follows (in thousands):

	December 31,
	2006	2005
Unrealized gain (losses) on available-for-sale investments, net of taxes	$1	$(139)
Translation adjustments	1,606	311
	$1,607	$172

Net Income per Share

Basic net income per share is computed by dividing net income by the weighted-average number of common stock shares outstanding for the period. Diluted net income per share is computed giving effect to all potential dilutive common stock, including stock options, employee stock purchase rights and warrants. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net income per share follows (in thousands, except per share amounts):

	Year Ended December 31,
	2006	2005	2004

Net income	$39,732	$29,836	$21,717

Weighted-average shares outstanding	44,436	42,803	40,451
Less: weighted-average shares subject to repurchase	—	—	(2)
Basic weighted-average shares outstanding	44,436	42,803	40,449

Dilutive effect of:
Employee stock options and purchase rights	1,877	2,533	3,218
Warrants	—	—	3
Diluted weighted-average shares outstanding	46,313	45,336	43,670

Net income per share:
Basic	$0.89	$0.70	$0.54
Diluted	$0.86	$0.66	$0.50

The following potential dilutive securities were excluded from the computation of diluted net income per share, as they had an antidilutive effect (in thousands):

	December 31,
	2006	2005	2004
Options to purchase common stock	2,049	575	509

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109” (“FIN No. 48”).  FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of the adoption of FIN No. 48 will have on its financial statements or related disclosures.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007 and are to be applied prospectively. The Company is currently evaluating the impact, if any, of the adoption of SFAS No. 157 will have on its financial reporting.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”) in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.  Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements:  the “roll-over” method and the “iron curtain” method.  The “roll-over” method focuses primarily on the impact of a misstatement on the income statement, including the reversing effect of prior period misstatements; but its use can lead to the accumulation of misstatements in the balance sheet.  The “iron-curtain” method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior period errors on the income statement.  The Company currently uses the “iron-curtain” method for quantifying identified financial statement misstatements.  In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company’s financial statements and the related financial statement disclosures.  This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the “iron curtain” and the “roll-over” methods.  SAB 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the “dual approach” had always been used or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of the beginning of the current fiscal year with an offsetting adjustment to the opening balance of retained earnings in the year of adoption.  Use of the “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose.  The provisions of SAB 108 must be applied to annual financial statements no later than the first fiscal year ending after November 15, 2006.  Upon adoption, there was no impact on the Company’s financial statements or related disclosures.

3. BALANCE SHEET COMPONENTS

Inventories (in thousands):

	December 31,
	2006	2005
Raw materials	$4,178	$4,331
Work-in-process	2,850	1,656
Finished goods	4,841	3,278
	$11,869	$9,265

Property and Equipment (in thousands):

	December 31,		Depreciation and Amortization Period
	2006	2005
Furniture and fixtures	$3,734	$2,405	2- 5 years
Computer software and hardware	10,843	8,194	3 years
Laboratory and manufacturing equipment	6,297	5,327	5 years
Leasehold improvements	10,274	6,366	7 - 10 years
	31,148	22,292
Less: Accumulated depreciation and amortization	(12,168)	(8,871)
Plus: Construction-in-progress	8,610	2,556
	$27,590	$15,977

Depreciation and amortization expense relating to the Company’s property and equipment was approximately $5,824,000, $4,216,000 and $2,931,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Goodwill and Intangible Assets:

Changes in the carrying amount of goodwill during the years ended December 31, 2005 and 2006 are as follows (in thousands):

Goodwill at January 1, 2005	$4,927
Foreign currency translation	(617)
Goodwill at December 31, 2005	4,310
Foreign currency translation	492
Goodwill at December 31, 2006	$4,802

The components of the Company’s intangible assets are as follows (in thousands):

	December 31, 2006
	Gross Carrying Amount	Foreign Currency Translation	Accumulated Amortization	Net	Amortization Period
Developed technology	$11,000	$—	$(1,100)	$9,900	10 years
Patent	142	30	(132)	40	5 years
Total intangibles	$11,142	$30	$(1,232)	$9,940

	December 31, 2005
	Gross Carrying Amount	Foreign Currency Translation	Accumulated Amortization	Net	Amortization Period
Developed technology	$11,000	$—	$—	$11,000	10 years
Patent	142	13	(88)	67	5 years
Total intangibles	$11,142	$13	$(88)	$11,067

Amortization expense for the Company’s intangible assets was approximately $1,161,000, $35,000 and $39,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Based on the intangible assets held at December 31, 2006, and exchange rates in effect as of the balance sheet date, the Company expects to recognize amortization expense of approximately $1,134,000 in years 2007, approximately $1,106,000 in 2008, and approximately $1,100,000 annually from 2009 to 2015.

Other Assets (in thousands):

	2006	2005
Disc-O-Tech nonrefundable deposit (Note 5)	$60,000	$—
Other	9,846	2,924
	$69,846	$2,924

Accrued Liabilities (in thousands):

	December 31,
	2006	2005
Payroll and related expenses	$27,576	$19,665
License acquisition	10,000	15,000
Accrued income taxes	4,912	6,213
Legal, accounting and professional fees	5,496	2,367
Clinical studies	1,608	1,165
Travel and entertainment	1,743	1,184
Professional training courses	299	206
Lease financing liability	4,992	—
Other	6,354	3,993
	$62,980	$49,793

Other Liabilities (in thousands):

	December 31,
	2006	2005
Deferred rent	$5,149	$3,610
Deferred tax liabilities	982	—
Contingent purchase price	3,710	3,424
Other	638	441
	$10,479	$7,475

4. LICENSE ACQUISITIONS

In April 2005, the Company entered into an agreement to exclusively license, in the field of orthopaedics including all spinal applications, Dr. Lee Berger’s (“Dr. Berger”) portfolio of patents concerning medical devices and methods for creating voids in, or moving, tissue or bone, including platform cannulae for expandable bodies. The Company made an up-front payment of $1,000,000 in April 2005 and has agreed to provide a lifetime-capped royalty stream on any products that may be developed that practice the licensed patent rights. The $1,000,000 payment was immediately expensed as research and development costs, as the technology acquired may be used to develop products that have not been approved for sale by regulatory authorities, have not yet reached technological feasibility, and was determined to have no alternative future use. In conjunction with the license agreement, the Company entered into a consulting agreement with Dr. Berger for services pertaining to research and development in the area of spinal surgery.  Under the terms of the consulting agreement Dr. Berger is paid $100,000 per year for a period of three years in exchange for these services.  A small royalty is also now being paid to Dr. Berger on one of the Company’s KyphX products.

In November 2005, the Company entered into an agreement with Dr. Harvinder Sandhu (“Dr. Sandhu”), an orthopaedic surgeon, to acquire an exclusive license to Dr. Sandhu’s early invention rights concerning a directional bone tamp for treating vertebral compression fractures. Under the terms of the agreement, the Company made an up-front payment of $5,000,000 in November 2005, an additional payment of $5,000,000 in November 2006 and is obligated to make a series of payments totaling up to an additional $10,000,000. Based on management judgment, ability and intent, the remaining payment obligation of $10,000,000 has been classified as a current liability as of December 31, 2006. The $20,000,000 charge was immediately expensed to research and development as the technology acquired may be used to develop products that have not been approved for sale by regulatory authorities, have not yet reached technological feasibility, and was determined to have no alternative future use. The license agreement also provides for a capped royalty stream on any future developed product that practices Dr. Sandhu’s technology.

5. ACQUISITIONS

InnoSpine, Inc.

On December 30, 2005, the Company acquired all of the outstanding stock of InnoSpine, Inc. (“InnoSpine”), a privately held company focused on developing and marketing its proprietary technology platform for the diagnosis and potential treatment of axial low back pain due to disc degeneration. The transaction closed in January 2006, however, for accounting purposes the date of acquisition was determined to be December 30, 2005. The acquisition was made to allow the Company to expand its focus on Spinal Fracture Management and Repair to include disc repair and regeneration. The purchase consideration consisted of an initial purchase price of $2,500,000 in cash to the shareholders of InnoSpine and other acquisition costs of $350,000. In addition, the Company agreed to pay up to an additional $27,500,000 in cash or stock, based on achievement of clinical and other milestones as well as royalties on future net sales. These additional amount represents contingent consideration for accounting purposes and have not been included in the purchase price equation set out below. This amount will be recognized as additional purchase price consideration when such contingency has been resolved. To date, no contingent payments have been made.

The acquisition of InnoSpine was accounted for using the purchase method of accounting. The results of operations of InnoSpine have been included in the Company’s consolidated financial statements effective December 30, 2005. The purchase price was allocated to the net tangible and identifiable intangible assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition as determined by management. Independent valuation experts assisted the Company during the valuation of the intangible assets acquired.

The fair value of the net assets acquired from InnoSpine exceeded the consideration paid by the Company resulting in negative goodwill. Because the acquisition involves contingent consideration, the Company is required to recognize additional purchase consideration equal to the lesser of the negative goodwill or the maximum amount of contingent consideration of $27,500,000. Accordingly, contingent consideration totaling $3,751,000 has been included in the Company’s determination of the total purchase price, of which $3,710,000 has been classified as a non-current liability. The remaining balance of approximately $41,000 has been classified within accrued liabilities. The total purchase consideration was allocated as follows (in thousands):

Developed technology	$11,000
Deferred tax asset	235
Assumed liabilities	(267)
Contingent purchase price	(3,751)
Deferred tax liabilities	(4,367)
$2,850

The income approach was used to value InnoSpine’s developed technology, which included an analysis of the completion costs, cash flows, other required assets and risk associated with achieving such cash flows. The present value of these cash flows was calculated with an effective tax rate of 40% and a discount rate of 35% for the developed technology. No amount of goodwill, if any, is expected to be deductible for tax purposes.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information is based on the respective historical financial statements of the Company and InnoSpine. The unaudited pro forma financial information reflects the consolidated results of operations as if the acquisition of InnoSpine had occurred at the beginning of each period and includes the amortization of the resulting other intangible assets. The unaudited pro forma financial data presented are not necessarily indicative of the Company’s results of operations that might have occurred had the transactions been completed at the beginning of each period, and do not purport to represent what the Company’s consolidated results of operations might be for any future period (in thousands, except per share amounts).

	Year Ended December 31,
	2005	2004
	(unaudited)
Pro forma net sales	$306,082	$213,414
Pro forma net income	$29,653	$21,552

Pro forma net income per share:
Basic	$0.69	$0.53
Diluted	$0.65	$0.49

Weighted-average shares outstanding:
Basic	42,803	40,449
Diluted	45,336	43,670

St. Francis Medical Technologies, Inc.

On January 18, 2007, the Company acquired all of the fully diluted equity of St. Francis Medical Technologies, Inc. (“St. Francis”), a privately held, California-based company that manufactures the X-STOP Interspinous Process Decompression (IPD) System, a FDA-approved interspinous process device for treating lumbar spinal stenosis (LSS). The total estimated purchase price, excluding transaction costs, of up to $725,000,000 was comprised of $525,000,000 in cash upon closing, plus additional revenue-based contingent payments of up to $200,000,000 payable in either cash or a combination of cash and stock, at the Company’s election. The payments are contingent upon the attainment of certain revenue thresholds during specified periods through June 2008. This additional amount represents contingent consideration for accounting purposes and has not been included in the purchase price equation set out below. This amount will be recognized as additional purchase price consideration when such contingency has been resolved. The Company financed the transaction through a combination of cash on hand and bank financing (see Note 6).

The total estimated initial purchase price of St. Francis is as follows (in thousands):

Cash	$108,657
Debt issued (net of issuance costs)	416,343
Estimated direct transaction costs	6,000
$531,000

Disc-O-Tech Medical Technologies, Ltd.

On December 20, 2006, the Company entered into two definitive agreements to acquire all of the spine-related product assets and associated intellectual property rights of Disc-O-Tech Medical Technologies, Ltd. and its U.S. subsidiary (“Disc-O-Tech”) in a transaction to be accounted for using the purchase method of accounting. Completion of the first agreement, if and when that occurs, will enable the Company to further broaden its focus in minimally invasive spine by adding the B-Twin™ Expandable Spinal System technology for minimally invasive fusion in patients with degenerative disc disease in the lumbar and cervical spine, which is CE marked but not presently available in the U.S. The first agreement assets also include Disc-O-Tech’s SKy™ Bone Expander System, which is available only outside the U.S. for use in the treatment of vertebral compression fractures. The second agreement assets include Disc-O-Tech’s Confidence™ Cement System, which will be another treatment option complementary to the Company’s existing KyphX technology for vertebral compression fractures depending on a patient’s individual needs and a clinician’s goals for his or her patients. The Confidence System incorporates a delivery mechanism that is designed to provide controlled injection of putty-like cement, reduce clinician radiation exposure and streamline cement preparation. The Company’s ability to offer such additional minimally invasive diagnostic and therapeutic tools to their customers is a natural next-step in broadening our product offerings.

The aggregate estimated purchase price for both agreements, excluding transaction costs, is approximately $220,000,000, plus a contingent payment of up to $20,000,000 payable in cash. Upon the signing of the first agreement on December 20, 2006 the Company made a nonrefundable payment of $60,000,000 to Disc-O-Tech, comprised of $20,000,000 in cash and the release of $40,000,000 that was held in escrow. As of December 31, 2006, pending closing of the acquisition this payment of $60,000,000 is presented as a nonrefundable deposit on the accompanying balance sheet. On February 1, 2007, the Company made a nonrefundable payment of an additional $40,000,000 to Disc-O-Tech. Under the second of the agreements, the Company will make nonrefundable payments to Disc-O-Tech for aggregate amount of $120,000,000 in cash on a deferred basis, payable in three equal annual installments beginning in January 2008. An additional $20,000,000 in contingent payments, plus royalties, may also be paid based on the development of further technologies following closing of the second agreement. This additional $20,000,000 represents contingent consideration for accounting purposes. This amount will be recognized as additional purchase price consideration when its payment is finalized. Closing of the acquisitions are subject to various conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, however, there can be no assurance that the Federal Trade Commission will not block the Company’s purchase of all or any of the assets under either purchase agreement, or that they will otherwise complete all or part of the acquisitions. The Federal Trade Commission has issued second requests for information with respect to its review of the Company’s acquisition of the non-vertebroplasty assets and the acquisition of the vertebroplasty assets. The purchase price under both agreements is payable even if regulatory approvals are delayed or not obtained. The Company will complete the closing of the acquisitions as soon as practicable after receipt of regulatory approvals. If regulatory approvals are not obtained, the Company may divest or license to third parties some or all of the assets proposed to be acquired.

6. BORROWINGS

Credit Facility

In October 2006, the Company entered into a syndicated credit facility which provided the Company with a five-year $300,000,000 revolving line of credit, including a $50,000,000 sublimit for the issuance of standby letters of credit, a $25,000,000 sublimit for swing line loans and a $100,000,000 sublimit for multicurrency borrowings. On January 18, 2007, the Company amended the credit facility and, in conjunction with the acquisition of St. Francis, the Company, together with certain of its subsidiaries, entered into a Credit Agreement to replace and refinance the above-described credit facility (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and Banc of America Securities LLC as sole lead arranger and sole book manager. The credit facilities thereunder were syndicated to a group of lenders (collectively, the “Lenders”).

The Credit Agreement provides for a $250,000,000 senior secured revolving credit facility (the “Revolving Credit Facility”), maturing October 20, 2011, which can be expanded to $300,000,000 under certain circumstances. The Revolving Credit Facility includes a $50,000,000 sublimit for the issuance of standby U.S. dollar letters of credit, a $25,000,000 sublimit for U.S. dollar swingline loans and a $100,000,000 sublimit for multicurrency borrowings. The Credit Agreement also provides for a $425,000,000 term loan facility maturing seven years from the closing date (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Facility”). The Company may terminate or permanently reduce the commitments available under the Revolving Credit Facility and prepay the Term Loan Facility without premium or penalty at any time.

The Facility was used by the Company to finance the acquisition of St. Francis, (the “Acquisition”) and may be used for general corporate purposes including acquisitions, capital expenditures, working capital and other purposes. In addition to certain initial fees, the Company is obligated to pay a commitment fee based on the total revolving commitment. In January 2007, in connection with the Acquisition, the Company borrowed $425,000,000 under this Facility.

The Revolving Credit Facility will bear interest at Base Rate plus 0.25-1.25% or LIBOR plus 1.25-2.25% (such range of margins being related to the consolidated leverage ratio of the Company). Letter of credit fees are based on the LIBOR loan margins.

The Company’s obligations under the Facility are secured by substantially all of the assets of the Company.

The Credit Agreement contains customary affirmative covenants regarding the Company and its subsidiaries. Upon the occurrence of an event of default under the Credit Agreement, the Lenders could elect to declare all amounts outstanding under the Facility to be immediately due and payable. Events of default under the Credit Agreement include payment defaults, breaches of covenants and bankruptcy events.

The Credit Agreement contains negative covenants which restrict the Company from: (i) incurring liens other than liens incurred pursuant to the Facility and other customary permitted liens; (ii) making investments, other than customary permitted investments and investments subject to certain baskets; (iii) incurring debt other than indebtedness pursuant to the Credit Agreement, subordinated indebtedness, an unsecured convertible note offering, customary permitted indebtedness and indebtedness subject to certain baskets; (iv) entering into mergers and consolidations other than the Acquisition, acquisitions paid 100% with equity of the Company or acquisitions not exceeding a certain purchase price, where such limitation on price is based on the consolidated senior secured leverage ratio and other limitations; (v) selling assets, subject to certain customary exceptions; (vi) issuing dividends, stock redemptions and other restricted payments; (vii) incurring capital expenditures exceeding a certain threshold; (viii) transactions with affiliates; (ix) the cash payment of the cash/stock earnout obligations of the Company incurred in connection with the Acquisition, where such payments are subject to certain limitations; (x) permitting the consolidated interest coverage ratio to fall below a certain threshold and the consolidated leverage ratio and the consolidated senior secured leverage ratio to be greater than a certain threshold; (xi) prepaying subordinated indebtedness, other than prepayments pursuant to a refinancing permitted thereunder or if certain requirements are satisfied and (xi) other customary negative covenants for a facility of this nature.

Convertible Notes

In February 2007, the Company issued $200,000,000 aggregate principal amount of Convertible Senior Notes due 2012 and $200,000,000 aggregate principal amount of Convertible Senior Notes due 2014. Interest on the notes due 2012 will be paid semiannually at a rate of 1.00% per year and interest on the notes due 2014 will be paid semiannually at a rate of 1.25% per year. Both the 2012 Notes and the 2014 Convertible Senior Notes will be convertible into cash up to the principal amount, and if applicable, shares of common stock in respect of any conversion value above the principal amount, based on an initial conversion rate of 17.1951 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $58.16 per share. The notes may be converted by the holders only under the following circumstances: (1) during any fiscal quarter beginning after June 30, 2007 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price; (2) during the five business-day period after any five consecutive trading-day period (the “Measurement Period”) in which the trading price per $1,000 principal amount of note for each day of such Measurement Period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such day; (3) upon the occurrence of certain specified corporate transactions; and (4) with respect to the 2012 Notes, at any time on or after December 1, 2011, and with respect to the 2014 Notes, at any time on or after December 1, 2013, in each case through the third business day preceding the applicable maturity date.

The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. Upon conversion, the Company will pay cash and shares of common stock, if any, based on a daily conversion value calculated during a 30 trading-day observation period.

The Senior Convertible Notes rank equal in right of payment to all of the Company’s other existing and future senior unsecured indebtedness. The Senior Convertible Notes will rank senior in right of payment to all of the Company’s existing and future subordinated indebtedness and effectively subordinated in right of payment to all of its subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to its secured obligations to the extent of the assets securing such obligation.

In connection with the offering, the Company entered into convertible note hedge transactions with affiliates of the initial purchasers. These transactions are intended to reduce the potential dilution to the Company’s stockholders upon any future conversion of the notes. The call options, which cost an aggregate $112,000,000 were recorded as a reduction of additional paid-in capital, net of tax benefit. The Company also entered into warrant transactions concurrently with the offering, pursuant to which it sold warrants to purchase its own common stock to the same counterparties that entered into the convertible note hedge transactions. The convertible note hedge and warrant transactions effectively will increase the conversion price of the convertible notes to approximately $75.04 per share of the Company’s common stock. Proceeds received from the issuance of the warrants totaled approximately $77,000,000 and were recorded as an addition to additional paid-in capital.

On February 6, 2007, the Company used the remaining proceeds, of approximately $355,000,000, together with borrowings under the Revolving Credit Facility, to retire the $425,000,000 senior secured term loan incurred to complete the acquisition of St. Francis.

7. COMMITMENTS AND CONTINGENCIES

Operating leases

The Company has operations headquartered in Sunnyvale, California. These facilities are leased through August 2014. Under the terms of the lease agreement, the Company has the option to have additional square footage built in the same surrounding campus. Under the terms of the facility lease, the Company is obliged to maintain an irrevocable standby letter of credit of $1,105,000.

The Company’s European operations are headquartered in Brussels, Belgium. The facility is leased through December 2011 and includes offices, storage and warehouse facilities. An additional facility is leased in Rosbach, Germany through January 2008 and the Company has leased sales offices in many of the major countries in Europe as well as Japan, South Africa and Canada, with expiration dates through 2013. In November 2005, the Company entered into a two year lease for a facility in Neuchâtel, Switzerland that includes offices, storage and warehouse facilities and will serve as a temporary facility for the Company while it builds a larger facility to support manufacturing, distribution, administrative and certain research and development activities.

The Company records rent expense on a straight-line basis. As of December 31, 2006 and 2005, deferred rent of approximately $5,531,000 and $3,814,000, respectively, had been recorded. Through December 31, 2006, the Company has received cash incentives of $1,194,000 from its landlord to be used for leasehold improvements. These amounts have been reflected as deferred rent and property and equipment and are being amortized to rent expense and depreciation expense, respectively, over the term of the Company’s operating lease. The Company recognized rent expense of $3,355,000, $2,423,000 and $2,658,000 during the years ended December 31, 2006, 2005 and 2004, respectively.

The Company’s aggregate future minimum facility lease payments are as follows (in thousands):

Fiscal year ending December 31,
2007	$3,567
2008	3,077
2009	3,038
2010	3,058
2011	2,980
Thereafter through 2014	6,627
Total	$22,347

Assets Under Construction

In May 2006, the Company entered into a real estate leasing contract with Credit Suisse (the “lease agreement”) for a facility in Neuchâtel, Switzerland.  The lease agreement became effective in July 2006 upon Credit Suisse’s purchase of the land. The lease agreement has a term of 15 years with a fixed purchase option at expiration.  The total commitment under the lease agreement is estimated at CHF 23,000,000 (approximately $18,857,000 in U.S. dollars per the exchange rate as of December 31, 2006), which includes the purchase of land and construction of the facility.  In connection with the lease agreement, the Company entered into a guaranty with Credit Suisse in the amount of CHF 11,000,000 (approximately $9,019,000) with respect to its subsidiaries’ obligations under the lease agreement and has issued a CHF 4,500,000 (approximately $3,689,000) letter of credit to Credit Suisse pursuant to the terms and conditions of the leasing contract.

Since the Company has substantially all of the construction period risk, the Company is accounting for the transaction as if it were the owner during the construction period. Accordingly, subsequent to commencement of the construction, in July 2006, the Company has capitalized construction costs as construction-in-progress. As of December 31, 2006, the Company has recorded an asset of approximately $5,038,000 for construction-in-process and a corresponding liability of $4,992,000 for construction debt.

Royalty Agreements

The Company has license agreements with third parties. The agreements provide for payment of royalties based upon a specified percentage of future net sales on any products that practice the licensed rights (see Notes 4 & 5).

Consulting Agreements

The Company has entered into various consulting agreements which expire through 2008. Under the terms of the consulting agreements, the Company will be obligated to make payments of approximately $944,000 and $712,000 in the years ending December 31, 2007 and 2008, respectively.

Indemnification Agreements

In the normal course of business, the Company may enter into contractual arrangements under which the Company may agree to indemnify the third party to such arrangement from any losses incurred relating to the services they perform on behalf of the Company or for losses arising from certain events as defined within the particular contract. To date, the Company has not incurred any costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.

The Company has entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and to make good faith determinations as to whether or not it is practicable for the Company to obtain directors’ and officers’ insurance. The Company currently has directors’ and officers’ insurance.

Litigation

In November 2005, Dr. Harvinder Sandhu, an orthopaedic surgeon, and the Company filed suit in federal district court in Memphis, Tennessee against Medtronic Sofamor Danek (“MSD”) and several other related corporate entities seeking compensatory and punitive damages and injunctive relief for breach of contract and related covenants, trade secret theft, fraud, and correction of inventorship of several patents and patent applications presently owned by MSD, including U.S. Patent No. 6,676,665. The suit also requests, among other relief, that MSD transfer to Dr. Sandhu ownership of the disputed patents and patent applications. The dispute concerns inventions related to an expandable, mechanical bone tamp for use in treating vertebral compression fractures that Dr. Sandhu invented in the late 1990’s and which he confidentially disclosed and discussed with MSD. The complaint alleges that MSD later filed for several patents encompassing and claiming Dr. Sandhu’s inventions without naming him as inventor of that technology, and that it also incorporated Dr. Sandhu’s inventions into its internal Equestra/Arcuate project without his permission. In May 2006, the Company also sued MSD in the same Tennessee court for willfully infringing five of the Company’s U.S. patents (numbers 4,969,888, 5,108,404, 6,235,043, 6,440,138, and 6,863,672) with its Equestra/Arcuate product. Discovery is underway, and various motions are pending that seek to address the merits of Dr. Sandhu’s and Kyphon’s claims. Trial was initially set for April 2007, but may be delayed. No provision for any liability that may result upon resolution of this matter has been made in the accompanying financial statements.

During 2005, a U.S. Attorney’s Office (“USAO”) received a complaint that the Company believes to be a qui tam complaint that alleges impropriety in its business, including regarding its reimbursement practices. Although no subpoena has been issued to the Company in connection with this complaint, the USAO is investigating the Company’s sales and marketing practices, including how they communicated with their customers in the past regarding the Medicare reimbursement available to hospitals and the appropriate site-of-service for using their products in surgery. The USAO has asked to review some of the Company’s documentation that may be relevant to the investigation, much of which the Company has already produced. The Company believes it is in substantial compliance with the healthcare laws applicable to them. Even though the Company has not received a subpoena regarding the complaint or its allegations, it continues to voluntarily cooperate with the USAO, to permit the USAO to develop an informed opinion on whether or not to pursue any action in connection with the complaint based in part on the information provided, although timing on that decision is uncertain.  At this time, the Company does not know whether the investigation or its outcome will have a material adverse impact to its business, and cannot be assured regarding any future path the USAO or any related lawsuit may take. Due to the uncertainties inherent in this process, the Company cannot accurately predict the ultimate outcome of this matter at this time and, therefore, cannot estimate the range of possible loss. Accordingly, no provision for any liability that may result upon resolution of this matter has been made in the accompanying financial statements.

In April 2006, Medtronic and several related entities (MSD) filed suit against the Company in federal district court in the Northern District of California, alleging that the Company’s KyphX vertebral bone tamps and/or related products infringe three angioplasty balloon dilatation catheter patents (numbers 4,820,349, 5,759,191 and 6,179,856) and a single claim of patent number 6,096,038, which generally concerns treatment of the disc space. MSD has since dropped the ‘038 patent from the suit and asserted another dilatation catheter patent, number 5,759,173. The suit seeks damages based upon the making, using, selling and offering for sale of the Company’s products, seeks enhanced damages for alleged willful infringement, and seeks to enjoin their continued activities relating to these products. In October 2006, the Company was denied permission to seek a declaratory judgment that another MSD patent generally concerned with treatment of the disc space and related to the `038 patent, number 7,115,128, also has no application to the kyphoplasty technology. Although the Company intend to vigorously defend MSD’s California lawsuit, MSD’s action against it subjects the Company to potential liability for damages, including treble damages, and could require the Company to cease making, using or selling the affected products, or to obtain a license in order to continue to manufacture, use or sell the affected products. While the Company believes it has multiple meritorious defenses to this action, the Company cannot assure that it ultimately will prevail on any issue in the litigation or that it will be able to successfully defend MSD’s charges, nor can the Company provide assurance that any license required would be made available on commercially acceptable terms, if at all. Failure to successfully defend against MSD’s action could harm the Company’s business, financial condition and operating results. Due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate outcome of this matter at this time and, therefore, cannot estimate the range of possible loss. No provision for any liability that may result upon resolution of this matter has been made in the accompanying financial statements.

In June 2006, six of the Company’s current and former female U.S.-based sales employees filed a lawsuit against the Company in federal district court in the Northern District of California.  They allege, among other things, that the Company has engaged in gender and pregnancy discrimination against them, and also contend that they and their lawyers should be permitted to represent an alleged class of all of our present and many former female Spine Education Specialists, Spine Associates and Spine Consultants because all of those women were also allegedly discriminated against on account of their gender and pregnancy status.  The plaintiffs claim that they are due assorted damages of at least $100,000,000. The case is in its early stages; no trial date has been set. Although the Company intends to vigorously defend plaintiffs’ lawsuit, this lawsuit threatens its reputation and subjects the Company to potential liability for significant damages. While the Company believes it has multiple meritorious defenses to this action, it cannot assure you that it ultimately will prevail on any issue in the litigation or that the Company will be able to successfully defend plaintiffs’ charges. Failure to successfully defend against this action could harm the Company’s business, financial condition and operating results. Due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate outcome of this matter at this time and, therefore, cannot estimate the range of possible loss. No provision for any liability that may result upon resolution of this matter has been made in the accompanying financial statements.

From time to time, the Company may become involved in litigation relating to additional claims arising from the ordinary course of business. Management of the Company does not believe the final disposition of these matters will have a material adverse affect on the financial position, results of operations or cash flows of the Company.

8. STOCKHOLDERS’ EQUITY

Preferred Stock

In April 2002, the Board of Directors approved an amendment to the Company’s certificate of incorporation to authorize 5,000,000 shares of undesignated preferred stock. The Company’s Board of Directors is authorized to determine the designation, powers, preferences and rights of preferred stock.

Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. No dividends have been declared or paid as of December 31, 2006.

Employee Stock Purchase Plan

During 2006, the Company had an Employee Stock Purchase Plan (the “2002 ESPP”), under which eligible employees were permitted to purchase common stock at a discount through payroll deductions. The 2002 ESPP contained consecutive, overlapping twenty-four month offering periods. Each offering period included four six-month purchase periods. The price of the common stock purchased was the lower of 85% of the fair market value of the common stock at the beginning of an offering period or at the end of a purchase period. The Company issued approximately 251,000, 314,000 and 338,000 shares of common stock in 2006, 2005, and 2004, respectively, under the 2002 ESPP. As of December 31, 2006, approximately 718,000 shares of common stock remained reserved for future issuance under the 2002 ESPP.

In June 2006, the Company’s stockholders approved the termination of the 2002 ESPP, effective after the February 1, 2007 purchase, and the adoption of the 2007 Employee Stock Purchase Plan (the “2007 ESPP”). The 2007 ESPP took effect after the final purchase date under the 2002 ESPP of February 1, 2007, at which time the 2002 ESPP automatically terminated.  The 2007 ESPP reduces the “look-back” period available under any offering, by eliminating the 24-month “look-back” period presently available under the 2002 ESPP and replacing it with a six-month “look-back” period.  The price of the common stock purchased shall be the lower of 85% of the fair market value of the common stock at the beginning of an offering period or at the end of a purchase period. The maximum number of shares authorized for sale under the 2007 ESPP is 1,000,000. The Board of Directors may amend, suspend or terminate the 2007 ESPP at any time. The Company determined that the cancellation of the 2002 ESPP effectively occurred in June 2006 at the time of stockholder approval.  As the cancellation of purchase periods subsequent to February 1, 2007 were not accompanied by a concurrent replacement grant, unrecognized compensation cost of $562,000 was recognized immediately in June 2006 for the cancelled awards.

Stock Plans

The Company reserved shares of common stock for issuance under the 1996 Stock Incentive Plan (the “1996 Plan”). Under the 1996 Plan, the Board of Directors was authorized to issue incentive stock options to employees and nonqualified stock options to consultants or employees of the Company. The 1996 Plan is inactive, and no shares have been granted under the 1996 Plan since 2002. Upon adoption of the 2002 Stock Plan, all shares previously available for grant under the 1996 Plan were transferred to the 2002 Stock Plan. Any cancellations thereafter from the 1996 Plan are automatically added back to the 2002 Plan.

In April 2002, the Board of Directors adopted the 2002 Stock Plan. The 2002 Stock Plan, which will terminate no later than 2012, provides for the granting of incentive stock options to employees and nonqualified stock options and stock purchase rights to employees, directors and consultants.

In April 2002, the Board of Directors adopted the 2002 Director Option Plan. The 2002 Director Option Plan, which will terminate no later than 2012, provides for the granting of nonqualified stock options to non-employee directors. At December 31, 2006, 90,000 shares of common stock remained reserved for future issuance under the 2002 Director Option Plan.

For the 2002 Director Option Plan and the 2002 Stock Plan, the Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and exercise price (which cannot be less than the estimated fair market value at date of grant for incentive stock options or 85% of the estimated fair market value for nonqualified stock options). If an employee owns stock representing more than 10% of the outstanding shares, the exercise price of any incentive stock option shall be at least 110% of estimated fair market value, as determined by the Board of Directors. The options are exercisable at times and increments as specified by the Board of Directors, and generally expire ten years from date of grant.

Activities under the 2002 Director Option Plan, the 2002 Stock Plan and the 1996 Plan, the (“Plans”) are as follows:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
Balances, January 1, 2004	2,665,697	6,606,738	$7.96

Additional shares reserved	1,971,987	—	—
Options granted	(3,044,300)	3,044,300	24.29
Options exercised	—	(1,541,544)	4.13
Options cancelled	475,897	(475,897)	18.43
Balances, December 31, 2004	2,069,281	7,633,597	14.59
Additional shares reserved	2,123,774	—	—
Options granted	(2,042,800)	2,042,800	34.03
Options exercised	—	(2,173,882)	8.10
Options cancelled	424,103	(424,103)	21.72
Balances, December 31, 2005	2,574,358	7,078,412	21.78
Options granted	(1,883,275)	1,883,275	38.26
Options exercised	—	(875,248)	15.82
Options cancelled	423,578	(423,578)	29.89
Balances, December 31, 2006	1,114,661	7,662,861	$26.06

The options outstanding and exercisable at December 31, 2006 are as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Options Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
$0.05 - $3.00	566,852	3.86	$1.07	$22,292	566,852	$1.07	22,292
$6.95 - $10.43	270,180	6.09	8.52	8,613	210,885	8.42	6,745
$10.50 - $15.40	1,024,214	5.95	13.45	27,601	968,762	13.34	26,215
$19.40 - $27.66	2,737,552	7.51	24.02	44,838	1,496,103	23.79	24,857
$27.90 - $40.39	2,560,563	9.16	37.57	7,234	427,836	36.84	1,524
$40.50 - $45.34	503,500	8.85	41.74	—	114,630	41.50	—
	7,662,861	7.62	$26.06	$110,578	3,785,068	$18.87	81,633

The aggregate intrinsic value in the table above represents the total pretax intrinsic value, based on options with an exercise price less than the Company’s closing stock price of $40.40 per share as of December 31, 2006, which would have been received by the option holders had those option holders exercised their options as of that date. The total number of in-the-money options exercisable as of December 31, 2006 was approximately 3,670,000. As of December 31, 2005, there were approximately 2,739,000 outstanding options exercisable, and the weighted-average exercise price was $14.40 per share.

The total intrinsic value of options exercised during the year ended December 31, 2006 was approximately $20,528,000. The total cash received from employees as a result of employee stock option exercises during the year ended December 31, 2006 was approximately $13,850,000.  In connection with these exercises, the tax benefits realized by the Company for the year ended December 31, 2006 was approximately $6,798,000. For the year ended December 31, 2006, the Company recorded $7,557,000 of deferred tax assets associated with nonqualified stock options as a result of the adoption of SFAS No. 123(R).

The Company settles employee stock option exercises with newly issued common shares.

9.   EMPLOYEE BENEFIT PLAN

The Company maintains a Section 401(k) Plan. The 401(k) Plan provides participating employees with an opportunity to accumulate funds for retirement and hardship. Eligible participants may contribute up to 100% of their eligible earnings to the Plan Trust. Beginning in December 2006, eligible participants may contribute up to 50% of their eligible earnings to the Plan Trust. The Company started matching employees’ contributions to the plan on March 15, 2003 at 25% of employee’s individual 401(k) contributions up to a maximum matching contribution of $2,000 per calendar year. Beginning in January 2005, the Company match was adjusted to 50% of an employee’s individual 401(K) contributions up to a maximum matching contribution of $2,000 per calendar year. Beginning in January 2006, the Company match was changed to 50% of the first 5% of compensation deferred to the 401(k) plan.  In addition, if any employee receives less than a $2,000 match under the new formula, the Company will true-up the 401(k) matching contribution at year-end to 50% of an employee’s 401(k) contributions up to a $2,000 matching contribution per calendar year. The Company’s matching contributions totaled $1,858,000, $1,084,000 and $620,000 in 2006, 2005 and 2004, respectively.

10.   INCOME TAXES

U.S. and international components of income before the provision for income taxes and the components of the provision for income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2006	2005	2004
U.S.	$72,448	$49,414	$35,153
International	(1,726)	(1,298)	464
Total income before income taxes	$70,722	$48,116	$35,617

Current
Federal	$30,405	$15,576	$7,892
State	4,895	4,399	1,285
Foreign	1,446	595	216
Total current	36,746	20,570	9,393

Deferred
Federal	(4,634)	(731)	4,286
State	45	(1,569)	433
Foreign	(1,167)	10	(212)
Total deferred	(5,756)	(2,290)	4,507
Total provision for income taxes	$30,990	$18,280	$13,900

At December 31, 2006, we had utilized all federal and state net operating loss carryforwards and federal research and development tax credit carryforwards.

At December 31, 2006, we had research and development tax credit carryforwards of approximately $2,784,000 for state income tax purposes. The state research and development tax credit can be carried forward indefinitely.

Temporary differences and carryforwards that give rise to the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2006	2005
Net operating loss carryforwards	$—	$441
Research and development credit carryforwards	1,809	4,675
Capitalized research and development costs	321	397
Purchased research and development	11,007	11,122
Stock-based compensation	7,970	—
Intangibles	(3,910)	(4,367)
Foreign currency transaction gains	(131)	—
Other, accruals and reserves	3,961	4,969
Net deferred tax assets	21,027	17,237

Foreign currency transaction gains	(982)	—

Total	$20,045	$17,237

Deferred tax assets relating to tax benefits of employee stock option grants have been reduced to reflect the exercises in the year ended December 31, 2006. Certain exercises resulted in tax deductions in excess of previously recorded benefits based on the option value at the time of grant (“windfalls”). When the tax benefit reduces taxes payable, the Company will credit equity. At December 31, 2006, the Company recorded a credit to equity of $6,338,000.

Management periodically evaluates the recoverability of the deferred tax assets and recognizes the tax benefit only as reassessment demonstrates that they are more likely than not realizable. At December 31, 2006, and 2005, the Company did not provide a valuation allowance against its deferred tax assets because it believes it is more likely than not that all deferred tax assets will be realized in the foreseeable future.

The income tax provision differed from the provision computed at the U.S. statutory tax rate as follows:

	Year Ended December 31,
	2006	2005	2004
Federal statutory rate	35.0%	35.0%	35.0%
State, net of federal benefit	4.5	4.7	4.7
Tax reserves	0.5	0.4	(0.2)
Stock-based compensation and other permanent difference	5.8	1.4	4.0
Research and development tax credits	(2.0)	(3.5)	(4.5)
Total provision for income taxes	43.8%	38.0%	39.0%

11.   OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

The Company operates in one segment, using one measurement of profitability to manage its business. Geographic area net sales and long-lived assets are summarized as follows:

	Net Sales			Long-Lived Assets
	Year Ended December 31,			December 31,
	2006	2005	2004	2006	2005	2004
United States	79%	84%	88%	69%	78%	83%
Germany	12	9	6	1	1	1
Switzerland	—	—	—	20	—	—
Other	9	7	6	10	21	16
	100%	100%	100%	100%	100%	100%

Net sales are attributed to countries based on the shipping location of the external customers. Long-lived assets are comprised of property and equipment, net.

12.   QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables contain selected unaudited Consolidated Income Statement data for each quarter of 2006 and 2005 (in thousands, except per share amounts):

	Year 2006 Quarter Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
Net sales	$91,428	$101,062	$102,678	$112,622
Gross profit	80,463	87,874	89,357	97,920
Net income	$8,493	$9,480	$9,531	$12,228
Net income per share:
Basic	$0.19	$0.21	$0.21	$0.27
Diluted	$0.19	$0.21	$0.21	$0.26
Weighted-average shares outstanding:
Basic	44,032	44,327	44,572	44,806
Diluted	45,882	46,221	46,305	46,680

	Year 2005 Quarter Ended
	Mar. 31,	Jun. 30,		Sep. 30,	Dec. 31,
Net sales	$66,234	$75,026		$79,014	$85,808
Gross profit	58,309	66,532		69,558	75,840
Net income	$6,421	$7,936	(1)	$11,754	$3,725	(2)
Net income per share:
Basic	$0.15	$0.19		$0.27	$0.09
Diluted	$0.15	$0.18		$0.26	$0.08
Weighted-average shares outstanding:
Basic	41,843	42,512		43,195	43,637
Diluted	44,231	44,660		45,898	46,130

Note 1:   Net income includes license agreement fees of $1,000,000.

Note 2:   Net income includes license acquisition charges of $20,000,000.